Exhibit 16.1

May 20, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 (a) of Form 8-K dated May 20, 2005, of American Bank Note Holographics, Inc. and are in agreement with the statements contained in paragraphs one through six on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, New York